Exhibit 10.2a

SELECTIVE INSURANCE COMPANY OF AMERICA
DEFERRED COMPENSATION PLAN (2005)

AMENDMENT NO. 1

THIS AMENDMENT No. 1 is made by Selective Insurance Company of America (the “Company”) to the Selective Insurance Company of America Deferred Compensation Plan (2005) (the “Plan”).

WITNESSETH:

WHEREAS, the Company established the Plan, effective as of January 1, 2005, to provide supplemental deferred compensation benefits to a select group of management or highly compensated employees of the Company and its affiliates that adopt the Plan; and

WHEREAS, the Company wishes to amend the Plan to provide for full vesting of the matching contribution accounts of participants whose employment with the Company and its affiliates is involuntarily terminated on or about February 2, 2008 in connection with the 2008 Transition Program; and

WHEREAS, the Company wishes to further amend the Plan to provide for accelerated vesting of a participant’s matching contribution account upon his or her death, disability or attainment of age 65 while still employed by the Company or its affiliates;  and

WHEREAS, the Company wishes to further amend the Plan to provide that, unless a participant makes a separate election with respect to the payment of his or her account upon his or her death in-service, distribution of the participant’s account will be made in a single lump sum following his or her death; and

WHEREAS, the Company wishes to further amend the Plan to provide that, prior to January 1, 2009, to the extent permitted by the administrator and consistent with transition relief promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, participants may make changes to the commencement date or form of distribution of their accounts without regard to the limitations set forth in Section 8 of the Plan; and

WHEREAS, the Company may amend the Plan at any time in writing pursuant to Section 20(a) thereof;

NOW, THEREFORE, the Company hereby amends the Plan as set forth below, and directs that a copy of this Amendment No. 1 be delivered to the administrator of the Plan.

1.            Effective as of January 1, 2005, Section 7(a) is hereby amended by adding the following at the end thereof:

If the Participant does not make a separate election designating the time and form of payment of his Account upon a Separation of Service resulting from death, then, upon the Participant’s Separation from Service resulting from death, his Account shall be distributed to his Beneficiary in a single lump sum.

2.           Effective as of January 1, 2007, Section 8 is hereby amended by designating the current text as paragraph (a), entitled “General,” and by adding a new paragraph (b) as follows:

(b)           Changes During Section 409A Transition Period.  Notwithstanding anything in the Plan to the contrary, pursuant to transition relief promulgated under Section 409A of the Code, including Internal Revenue Service Notices 2005-1, 2006-79 and 2007-86, at any time prior to January 1, 2009, if and to the extent permitted by the Administrator, a Participant may change the commencement date or form of a scheduled In-Service Distribution or Separation Distribution by filing with the Administrator an election change in such form as may be prescribed by the Administrator; provided, however, that such election may only apply to amounts that would not otherwise be payable in the calendar year in which the election change is made, and may not cause an amount to be paid in the calendar year in which the election change is made that would not otherwise be payable in such calendar year.

3.           Effective as of January 1, 2008, Section 9(b) is hereby amended by replacing the last sentence thereof with the following:

Notwithstanding the foregoing, any unvested portion of a Participant’s Matching Contribution Account will become fully vested in the event of the occurrence of any of the following events before the Participant’s Separation from Service: (i) a Change of Control; (ii) the attainment by the Participant of age sixty-five (65); (iii) the Participant’s incurring a Disability; or (iv) the death of the Participant.

4.           Effective as of January 1, 2005, Section 12(b) is hereby deleted in its entirety and replaced with the following:

(b)           Separation Distributions.  A Participant’s vested Account balance shall be distributed in accordance with his Separation Distribution elections upon the Participant’s Separation from Service; provided however that Separation Distributions shall be made in a single lump sum and not in the form of installment payments elected by the Participant if (1) the Participant’s total vested Account balance under the Plan as of the date of his Separation from Service (excluding any amounts which the Participant has elected to be paid as In-Service Distributions), when aggregated with his total vested account balance under the Old Plan, is less than $50,000; or (2) the Participant dies prior to his Separation from Service without having made a separate election designating the time and form of payment for distribution of his Account upon his death.

5.           Effective February 4, 2008, the Plan is hereby amended by adding a new Appendix A as follows:

APPENDIX A

VESTING OF ACCOUNTS FOR PARTICIPANTS
AFFECTED BY 2008 TRANSITION PROGRAM

Notwithstanding anything in Section 9 of the Plan to the contrary, if a Participant incurs a Separation from Service as the result of an involuntary termination of the Participant’s employment with the Selective Group in connection with the 2008 Transition Program, any unvested portion of the Participant’s Matching Contribution Account shall become fully vested effective as of the date of the Participant’s Separation from Service, provided the Member enters into and does not subsequently revoke his acceptance of a separation agreement and release acceptable to the Company.

IN WITNESS WHEREOF, this Amendment No. 1 is hereby executed on this 29th day of January, 2008.

SELECTIVE INSURANCE COMPANY
OF AMERICA

By:	/s/ Michael H. Lanza
	Name:	Michael H. Lanza
	Title:	Executive Vice President and
General Counsel